                              Employment Agreement
                                 with Dr. Barak


                                      10.7

                              EMPLOYMENT AGREEMENT
                     (and Agreement to serve as a Director)

         THIS EMPLOYMENT AGREEMENT, made as of ' this 18th day of April, 1996, by and between:

         FIDELITY HOLDINGS, INC., a newly organized Nevada corporation having its executive office at 144-15 Union Turnpike, Kew Gardens Hills, NY 11367 (hereinafter referred to as "EMPLOYER")

                                       AND
         ZVI BARAK, Ph.D, an adult individual residing at 204 Franklin Avenue, Thornhill, Ontario L4J 7L3 (hereinafter referred to as "EMPLOYEE")

         WITNESSETH THAT:

         WHEREAS, EMPLOYEE has certain education, experience, background and contacts which would be useful and helpful to EMPLOYER in its business and EMPLOYER is desirous of employing EMPLOYEE in order to obtain the benefits of such education, experience, background and contacts;
         WHEREAS, EMPLOYEE is the inventor and developer of TALKIE, TALKIE-GLOBE and BCS, certain software and systems which EMPLOYER has acquired and desires that EMPLOYEE establish and manage a research and development facility for EMPLOYER, dedicated to improving the products purchased and developing new products, either associated with the acquired products or newly developed products;
         WHEREAS, EMPLOYER desires that EMPLOYEE provide product support for the products acquired;
         WHEREAS, EMPLOYEE is agreeable to being hired by EMPLOYER as an employee and providing the benefits of his education, experience, background and contacts to EMPLOYER;
         WHEREAS, the parties have agreed upon the terms of such employment and desire a written, formal contract to evidence their agreements;

         NOW, THEREFORE, in consideration of the mutual promises, covenants and forbearances contained herein, and intending to be legally bound, the parties have agreed as follows:

         1. EMPLOYMENT. For the term provided in Paragraph 2, EMPLOYER hereby employs EMPLOYEE, and EMPLOYEE hereby accepts that employment, upon the terms and conditions hereinafter set forth.

         2. TERM.
            (a) This Agreement shall become effective as of April 18, 1996.
            (b) This Agreement, subject to the provisions of Paragraphs 14 and 15 below, shall continue and exist for an initial period from April 18, 1996 to April 30, 2001.
            (c) EMPLOYER shall have the option to extend the term of this Agreement for an additional one (1) year period, i.e., to April 30, 2002. Such option shall be exercised by EMPLOYER mailing notice to EMPLOYEE on or before February 28, 2001, of its intention to so extend the Agreement. If EMPLOYER shall not exercise its extension option by March 1, 2001, this Agreement shall terminate on April 30, 2001.

            (d) Notwithstanding the foregoing, the term of this Agreement is otherwise subject to the termination provisions contained hereafter.

         3. COMPENSATION-BASE
            (a) For all services rendered under this Agreement, EMPLOYEE shall be paid, as base compensation, such annual fee as shall be determined by the President/CEO and Management of EMPLOYER, from time to time, but in no event shall such compensation be at rate of less than $150,000 per year. In the event of any extension of this Agreement, such compensation shaall be at a rate of no less than $150,000 per year during each extension year. All such compensation shall be subject to a Cost-of-Living Adjustment (COLA) annually based upon the percentage increase in the Cost-of-Living Index, All Commodities, for the New York City area. Subject to sub-paragraph (b) below, such compensation is to be payable in equal installments at intervals no longer than semi-monthly, and shall be paid as and where directed by EMPLOYEE, EMPLOYER acting reasonably to accommodate EMPLOYEE's claim of permitted tax exemptions. Such base compensation shall be in addition to such fringe benefits and bonuses as provided elsewhere herein. (b) In addition to the COLA adjustment, the adjusted base compensation for each year of this Agreement, including any extensions to this Agreement, shall be subject to a retroactive increase, based upon an earnings per share formula (actual common shares issued and outstanding at December 31 of each year, and not fully diluted) as follows:

         Profits per                  Increase as a
         Common Share        Percent of Base Compensation
         $.00 - $.10                       5%
         $.11 - $.20                      10%
         $.21 - $.30                      20%
         $.31 - $.40                      30%
         $.41 - $.50                      40%
         $.51 - $.60                      50%
         $.61 - $.70                      70%
         $.71 - $.80                      90%
         $.81 - $.90                     110%
         $.91 - $1.00                    130%
         over   $1.00                    150%

         This retroactive increase, if any should occur, is not a bonus but a merit adjustment to the base compensation, and shall be based on the COLA-adjusted base compensation in effect for the prior year. The calculation shall be made based upon the annual audit of EMPLOYER's financial statements and shall be paid in equal amounts for the balance of the then current year on the regular paydays, commencing with the first payday following release of the audit. Any retroactive increase shall not affect the baseline for subsequent calculations. It is a separate adjustment from any other adjustment under any other plan.

         (c) For compensation purposes, EMPLOYER may assign EMPLOYEE to one or more of its subsidiaries and/or affiliates, to perform services consistent with EMPLOYEEIS duties hereunder. In such event, EMPLOYEE may be separately compensated by each such subsidiary and/or affiliate. All such compensation shall be deducted from the compensation payable under sub-paragraph (a) above and EMPLOYER shall pay EMPLOYEE only the difference between (i) the total of all such compensations from subsidiaries and/or affiliates and (ii) the base compensation. No assignment hereunder for compensation purposes shall require that EMPLOYEE physically relocate.
         (d) At the end of each calendar year, the President/CEO and Management of EMPLOYER shall review the performance of EMPLOYEE for such year and, based upon such evaluation, establish any increase in the base compensation payable to EMPLOYEE for the succeeding calendar year, as COLA adjusted by sub-paragraph (a) above. EMPLOYER shall not be obligated to provide any increase, in excess of the increase in the Cost-of-Living Index, All Commodities, for the New York City area during the prior calendar year.

         4. COMPENSATION-FRINGE BENEFITS. EMPLOYEE shall receive at least the following additional benefits, which may be extended or increased, but not reduced, by EMPLOYER:
(a) Vacation - During each year of this Agreement, EMPLOYEE shall be entitled to paid vacation during the first year of this Agreement of three (3) weeks and thereafter of four (4) weeks, which shall not be accumulated from year to year if unused. EMPLOYEE shall not be compensated for any unused vacation time.
(b) Personal Leave - During each year of this Agreement, EMPLOYEE shall receive five days paid personal leave, which shall not be accumulated from year to year if unused. EMPLOYEE shall not be compensated for any unused personal leave. "Personal leave" shall include sick leave and all other personal time off not otherwise provided for.
(c) Statutory/Religious Holidays - During each year of this Agreement, EMPLOYEE shall be entitled to paid days off for all statutory and religious holidays as specified in the Jewish calendar.
(d) Bereavement - In the event of a death of person f or which EMPLOYEE observes shiva, EMPLOYEE shall be entitled to paid days off for all such observance.
(e) Military Service - If, during the term of this Agreement, EMPLOYEE shall be called into military service, EMPLOYER shall continue EMPLOYEE's compensation for a period of up to fourteen (14)working days. The calculation of working days shall exclude the Sabbath and non-working religious holidays. Any military service period over 14 working days shall either not be compensated by EMPLOYER or EMPLOYEE may utilize vacation or personal leave for such purpose.
(f) Disability/Life Insurance - EMPLOYEE shall receive an allowance of Five Thousand Dollars ($5, 000) f or the payment of premiums for disability insurance and/or life insurance. EMPLOYEE may select such coverage, from such companies, for either or both disability and life insurance, and EMPLOYER shall pay $5,000 toward the premiums, with EMPLOYEE responsible for the overage. The $5,000 allowance shall be subject to the COLA adjustment provided above with respect to the base compensation.
(g) Automobile - During the term of this Agreement, (i) if the Israeli R&D facility is turned into a profit center, or (ii) if EMPLOYEE leaves Israel, or
(iii) if EMPLOYEE becomes subject to Israeliincome taxes exceeding $18,000, then in any such event EMPLOYER shall provide EMPLOYEE with a car allowance of the lesser of (i) $18,000 per year of employment or (ii) the total costs for vehicle purchase or lease, garaging, repairs, maintenance, insurance, fuel, oil and supplies. EMPLOYEE shall be responsible for all purchase or lease costs in excess of $18,000 per year and all costs for garaging, repairs, maintenance, insurance, fuel, oil, and supplies.
(h) Other - EMPLOYEE shall receive such other medical, surgical, hospital, dental or legal insurance and fringe benefits as are available to any other officers/employees/consultants, consistent with EMPLOYERIS past practices and such life/disability insurance, incentive or deferred compensation or bonuses, pension/profit sharing plan and qualified and non-qualified stock option plans as the Board of Directors of EMPLOYER shall establish. Nothing contained in this Agreement shall be in lieu of any rights, benefits and privileges to which EMPLOYEE may be entitled under any retirement, pension, profit-sharing, insurance, hospital or other plans which may now be in effect or which may hereafter be adopted. EMPLOYEE shall have the same rights and privileges to participate in such plans and benefits as any other employee during his period of employment.

         5. COMPENSATION-BONUS. (a) After the end of each calendar year, the President/CEO and Management of EMPLOYER shall determine the net profits before taxes of EMPLOYER for such prior year and shall determine any bonus for such year payable to EMPLOYEE. EMPLOYER shall not be obligated to provide any bonus. Any bonus awarded shall be paid at such time or times, in such amounts or installments, as the President/CEO and Management may determine.
(b) As incentive compensation for EMPLOYEE, EMPLOYER shall pay EMPLOYEE a royalty of two percent (2%) on gross revenues received by EMPLOYER from sales of all "new products" developed by the R&D facility under EMPLOYEE's direction, as determined under subparagraph 7(c) below. The royalty shall be paid annually, in arrears, on or before April 30th, for all sales of all new products during the preceding calendar year. The royalty shall be calculated on a sales base consisting of the new product and the hardware sold with it. This royalty incentive compensation shall continue during the term of this contract and for the balance of the year in which termination occurs and for the two full succeeding calendar years. In the event that EMPLOYEE moves, as permitted under subparagraph 7 (c) below, the royalty incentive compensation for new products developed at the facility in Israel'shall continue to the extent of new products developed during EMPLOYEE's management tenure. As used herein:
         (i) the term "new product" shall mean any software, program or application which requires more than one (1) standard man-month (172 working hours) to develop and which either: (A) is new software or a program which performs one or more applications different from the applications of the current software or programs, including the current Talkie and BCS modules; or (B) is sufficiently distinguishable that it provides a new source of revenue (income) for EMPLOYER. Adaptation of the current software, programs and applications to Windows/Windows 95 shall not be deemed a new product; and
         (ii) the term "sales of all new products" shall mean the revenues (net of returns and allowances) from all transactions including a "new product", whether denominated as a " sale" , "lease",, "service contract",, "license agreement", anycombination thereof, or otherwise. (c) In the event that an incentive program is developed by EMPLOYER as an alternative to the 2% royalty provided in (b) above, which could provide EMPLOYEE with greater income, EMPLOYER shall offer such program to EMPLOYEE.

         6. DUTIES. (a) EMPLOYEE is engaged as the EMPLOYER's "Director of Research & Development" and, subject to the direction and approval of EMPLOYER's President/CEO and Management,, shall establish, supervise and manage a research & Development facility to (i) provide product support to existing products, including TALKIE, TALKIE-GLOBE and BCS, which after the first six months shall mean high-level support advising assigned service and support engineers of 786710, FIDELITY, and/or FIDELITY's subsidiary, Computer Business Sciences, Inc., (ii) improve and enhance such existing products so as to keep them at the most current state-of-the-art level, and (iii) develop new products to increase the EMPLOYER's product line. EMPLOYEE shall provide product advice and assistance to EMPLOYER's officers,, directors and key management. In cooperation with, and subject to, EMPLOYER's President/CEO and Management, EMPLOYEE shall develop a schedule of work, including the scope and content of the R&D work being performed, and shall develop, for approval'by EMPLOYER's President/CEO and Management, an annual budget for the R&D within that scope of work. EMPLOYEEIS performance shall be subject to the supervision of EMPLOYERIS President/CEO and Management. The precise consulting scope and the specific services to be rendered by EMPLOYEE may be defined, interpreted, curtailed, or extended, from time to time, by determination of the Presideht/CEO of EMPLOYER, provided, however, that any definition, interpretation, curtailment, or extension is consistent with the status of, and/or educational experience required for, the responsibilities for which EMPLOYEE has been initially engaged hereunder. It is the intent of this provision to provide EMPLOYER with flexibility in assigning responsibilities to EMPLOYEE and this provision shall not be used to discipline, embarrass, humiliate or harass EMPLOYEE.
(b) In addition, at the option of EMPLOYER I s management, and subject to the approval of the EMPLOYER's shareholders, during the term of this Agreement EMPLOYEE shall, from time to time, serve as a director of the EMPLOYER if so elected. The parties acknowledge that EMPLOYEE is presently a director elected to serve until his successor is elected and qualified. If elected to serve as a director, EMPLOYEE shall be indemnified by EMPLOYER and shall receive the benefits of any O&D insurance. Removal and/or failure to elect or reelect EMPLOYEE as a director shall not be a breach of this Employment Agreement or the contemporaneously executed Master Agreement.
(c) The parties intend that EMPLOYEE's duties shall not require regular travel or prolonged trips. Accordingly, other than required appearances for legal proceedings, attendance at meetings of the Board of Directors, high level conferences with potential and existing customers, attendance at job-related technology conferences, and similar types of travel necessitated by EMPLOYEE's position, duties and know-how, EMPLOYER shall not require that EMPLOYEE travel. All business travel shall be at the expense of EMPLOYER which shall, in addition, provide excess medical/health insurance coverage applicable to EMPLOYEE at all locations outside Israel.

7. EXTENT AND PLACE OF SERVICES. (a)
EMPLOYER is establishing an R&Dfacility in Israel to accommodate EMPLOYEE, who desires to emigrate to Israel. EMPLOYEE's move to Israel shall be at EMPLOYEE's sole expense. EMPLOYER and EMPLOYEE shall mutually develop a plan for the location, outfitting and staffing of such R&D facility and a budget for the operation of such facility. In general, the facility shall include EMPLOYEE, a secretary, and a programmer assistant. Final decisions with respect to the outfitting and staffing of the R&D facility in excess of the minimum level and the establishment of the budget for such facility, shall rest with EMPLOYERIS President/CEO and management.
(b) EMPLOYEE agrees that this employment constitutes his exclusive employment and understands that his primary loyalty and responsibility is to EMPLOYER. Accordingly, EMPLOYEE shall devote such adequate, reasonable, and proper time, attention, and energies to the business of EMPLOYER as shall be necessary or consistent with such understanding and EMPLOYEE shall not, during the term of this Agreement be engaged in any other business activity (whether or not such business activity is pursued for gain, profit, or other pecuniary advantage), which conflicts with EMPLOYEEIS employment responsibilities hereunder, without prior, written authorization of EMPLOYERIS President/CEO and Management. Nothing contained herein shall be construed as preventing EMPLOYEE from investing his assets in such form or manner as will not require any services on EMPLOYEEIS part in the operation of the affairs of the companies in which such investments are made.
(c) EMPLOYER and EMPLOYEE have discussed the possibility that

EMPLOYEE subsequently decides to leave Israel. In such event, EMPLOYEE in his discretion may move, at his expense, to a new location, and such a further move shall not be a breach of this Agreement. At such new place of residence, EMPLOYER shall establish an R&D facility for the purpose of permitting EMPLOYEE to continue his required services hereunder. EMPLOYER in its sole discretion may retain the R&D facility in Israel and either continue EMPLOYEE's supervision of such facility or employ a substitute.

         8. WORKING FACILITIES. (a) EMPLOYEE shall be furnished with all necessary working facilities, including but not limited to telephone/facsimile/copying services, suitable to his position and adequate for the performance of his duties. (b) In the event that EMPLOYEE elects to leave Israel, as provided in Paragraph 7(c) above, EMPLOYER shall furnish EMPLOYEE with all necessary working facilities at the new location.


         9. EXPENSES. EMPLOYEE is not authorized to incur expenses on behalf of, or chargeable to, EMPLOYER, with respect to his business travel, including transportation, lodging, food, entertainment, etc. except within such guidelines as may be established from time to time by the President/CEO and Management of EMPLOYER. EMPLOYER shall reimburse EMPLOYEE for authorized expenses within such guidelines upon presentation by EMPLOYEE, from time to time, of an itemized account of such expenditures-in such form as EMPLOYER may require, together with receipts or other proofs of the expenditures as may be required.

         10. OWNERSHIP OF INVENTIONS AND DEVELOPMENTS. (a) For purposes of this Agreement, the following definitions shall apply:
         (i) "Inventions" shall mean:
             (A) All inventions, improvements, modifications, and enhancements, whether or not patentable, made by EMPLOYEE during EMPLOYEE's employment by EMPLOYER; and
             (B) All inventions, improvements, modifications and enhancements made by EMPLOYEE, during a period of one (1) year after any suspension or termination of EMPLOYEE's employment by EMPLOYER, which relate, directly or indirectly, to the past, present or then current business of the EMPLOYER.
         (ii) "Work Product" shall mean all documentation, software, creative works, programs,, systems, source codes, Hardware Signatures, know-how and information created, in whole or in part, by EMPLOYEE during EMPLOYEE's employment by EMPLOYER, whether or not copyrightable or otherwise protectable, excluding Inventions.
         (iii) "Trade Secrets" shall mean all documentation, software, know-how and information relating to the past, present and then current business of the EMPLOYER, any intended business of EMPLOYER of which EMPLOYEE has knowledge, or any plans therefor, or relating to the past, present or then current business of a third party or plans therefor that are disclosed to an equipped office, clerical help, and the EMPLOYER, which the EMPLOYER does not disclose to third parties without restrictions on use or further disclosure.
(b) To provide a benchmark, EMPLOYEE represents and warrants that as of the execution of 'this Agreement there are no Inventions or Work Products developed by EMPLOYEE which the EMPLOYEE asserts are to be excluded from the provisions of this Paragraph 10.
(c) EMPLOYEE shall promptly disclose to EMPLOYER all Inventions and keep accurate records relating to the conception and reduction to practice of all Inventions. Such records shall be the sole and exclusive property of EMPLOYER, and the EMPLOYEE shall surrender possession of such records to the EMPLOYER upon any suspension or termination of EMPLOYEE's employment with the EMPLOYER.
(d) EMPLOYEE hereby assigns to the EMPLOYER, without further consideration to the EMPLOYEE, the entire right title and interest in and to the Inventions and Work Product and in and to all proprietary rights therein or based thereon. EMPLOYEE agrees that the Work Product shall be deemed to be a "work made f or hire". EMPLOYEE shall execute all such assignments, oaths, declarations and other documents as may be prepared by EMPLOYER to effect the foregoing.
(e) EMPLOYEE shall provide EMPLOYER with all reasonable inf ormation, documentation, and assistance EMPLOYER may request to perfect, enforce, or defend the proprietary rights in or based on the Inventions, Work Product or Trade Secrets. EMPLOYER, in its sole discretion, shall determine the exact extent of the proprietary rights, if any, to be protected in or based on the Inventions and Work Product. All such information, documentation and assistance shall be provided at no additional expense or cost to the EMPLOYER, except for out-of-pocket expenses which the EMPLOYEE incurs at the EMPLOYER's request. (f) In the event of termination of this Employment Agreement, EMPLOYER shall be entitled to advise any new employer of EMPLOYEE of his rights and obligations hereunder for a period of one year following termination of this Employment Agreement.

         11. NON-DISCLOSURE OF INFORMATION. (a) EMPLOYEE recognizes and acknowledges that, during the course of his proprietary information, including, but not limited to Inventions, Work Product and/or Trade Secrets, contractual arrangements and compensation arrangements with sub-contractors and customers of EMPLOYER; compensation arrangements with sub contractors, vendors, and outside personnel; costing, pricing and bidding methods, procedures, and amounts; management and operating procedures and sof tware; management inf ormation systems, etc. ; marketing plans and strategy; personnel policies and contractual arrangements, including job assignments and compensation; customer leads; customer lists; and that such information constitutes unique assets of the business of EMPLOYER and of which EMPLOYER is the sole and exclusive owner. EMPLOYEE will treat such proprietary information on a confidential basis and will not, during or after his employment, personally use, or employment, he will have access to valuable disclose all, or any part of, such proprietary information to any person, firm, corporation, association, agency, or other entity except as properly required in the conduct of the business of EMPLOYER, or except as authorized in writing by EMPLOYER,, publish, disclose or authorize anyone else to publish or disclose, any secret or confidential matter relating to any aspect of the business of EMPLOYER with which EMPLOYEEIS service may in any way acquaint EMPLOYEE. EMPLOYEE shall surrender possession of all proprietary information, including especially all Trade Secrets, to EMPLOYER upon any suspension or termination of EMPLOYEE's employment with the EMPLOYER. In the event of a breach, or threatened breach, by EMPLOYEE, of the provisions of this Paragraph, EMPLOYER shall be entitled to a preliminary, temporary and permanent injunction restraining EMPLOYEE from disclosing in whole or in part, any such proprietary information and/or form rendering any services to any person, firm, corporation, association, agency, or other entity to whom such information, in whole or in part, has been disclosed or is threatened to be disclosed. Furthermore, nothing herein shall'be construed as prohibiting EMPLOYER from pursuing any other equitable or legal remedies available to it for such breach or threatened breach, including the recovery or damages from EMPLOYEE.
(b) EMPLOYER recognizes that the EMPLOYEE may possess proprietary information of third parties and that EMPLOYEE may have ongoing obligations to third parties with respect thereto. EMPLOYER expressly requires that EMPLOYEE shall honor such ongoing obligations to such third parties and that the EMPLOYEE shall not use, for the benefit of EMPLOYER, or disclose to EMPLOYER, any such proprietary information.

         12. RESTRICTIVE COVENANT. (a) During the term of this Agreement and for a period of twelve (12) months after the termination of this Agreement and any extension thereof, EMPLOYEE will not, within the United States or any other area of the world in which EMPLOYER is then operating, directly or indirectly, compete with, own, manage,, operate, control, be employed by, consult for, participate in, perform services for, or be connected in any manner with the ownership, management, operation or control of any business similar to the type of business conducted by EMPLOYER at the time of the termination of this Agreement. EMPLOYEE shall not, directly or indirectly, compete with any products or services marketed or offered by EMPLOYER at the time of termination, or engage in any activities which could be deemed a conflict of interest.
(b) EMPLOYEE agrees that the "time", "geographic area", and "Scope of Business" provisions of this restrictive covenant are reasonable and proper and have been negotiated in connection with the sale of his stock in 786710 as well as in connection with his employment hereunder.
(c) EMPLOYER and EMPLOYEE agree, that if any court of competent jurisdiction shall, for anyreason, conclude that any portion of this covenant shall be too restrictive, the court shall determine and apply lesser restrictions, it being the intent of the parties that some such restrictions shall be applicable for the protection of EMPLOYER and its shareholders.

(d) Notwithstanding the restriction provided in sub-paragraphs (a) above, in the event of a foreclosure by EMPLOYEE pursuant to the Pledge & Security Agreement provided in Paragraph 4 of the separate Agreement being contemporaneously executed, the restriction shall not apply to the extent necessary to permit EMPLOYEE to realize the value of the collateral, including the right to operate the businesses and utilize the assets obtained as a result of such foreclosure.

         13. NONSOLICITATION COVENANT. (a) For a period of twelve (12) months after the termination of this Agreement (including any extension thereof) (the "Post Termination Period") EMPLOYEE shall not, solicit, directly or indirectly, by any means, any of the clients, accounts, employees or "leads" of EMPLOYER during the Post Termination Period.
(b) EMPLOYER and EMPLOYEE agree, that if any court of competent jurisdiction shall, for any reason conclude that any portion of this covenant shall be too restrictive, the court shall determine and apply lesser restrictions, it being the intent of the parties that some such restrictions shall be applicable for the protection of EMPLOYER and its shareholders.
(c) This covenant has been given to induce EMPLOYER to enter into this Agreement and provide EMPLOYEE'S job responsibilities and compensation.

         14. DISABILITY. (a) If the EMPLOYEE is unable to perform his services by reason of illness or incapacity for a period of more than twenty-one (21) consecutive work days, or more than four (4) weeks in any two-month period, the compensation otherwise payable to him thereafter during the continued period of such illness or incapacity may, at the option of EMPLOYER be reduced by 40%. If such illness or incapacity shall continue for a period of more than six (6) consecutive weeks, or more than 50% of the time in any one year, such compensation may, at the option of EMPLOYER, be stopped altogether. The EMPLOYEEIS full compensation shall be reinstated upon his return to employment and the discharge of his full duties hereunder. Notwithstanding anything herein to the contrary, EMPLOYER may, at its option, terminate this Agreement at any time after the EMPLOYEE shall be absent from his employment, for whatever cause, for a continuous period of more than six (6) months, and all obligations of EMPLOYER hereunder shall cease upon any such termination.
(b) At any time, and from time to time, EMPLOYER may purchase disability insurance to compensate EMPLOYEE during periods of disability, either pursuant to sub-paragraph 4(d) or otherwise. In the event that such insurance is purchased, during any period for which benefits are being paid by such insurance sub-paragraph (a) above shall be inapplicable. In lieu thereof, EMPLOYER shall compensate EMPLOYEE at the agreed base compensation rate less the benefits paid by such insurance.

         15. SUSPENSION. As used in this Agreement, the term

"suspension" shall mean:
         (a) uncompensated military leave;
         (b) uncompensated extended personal leave, authorized by EMPLOYER;
         (c) temporary discontinuance of compensation due to disability, whether or not compensated; and
         (d) temporary discontinuance of employment, without termination, for the convenience of either of the parties.

         16. TERMINATION. (a) EMPLOYER can terminate EMPLOYEE's employment at any time for good cause. Without intending to limit the definition of good cause hereby, good cause will include:
             (1) the EMPLOYEE'S death;
             (2) the occurrence of one of the following events:
(i) EMPLOYEE commits, is arrested, or is officially charged with a felony or any crime involving moral turpitude or unethical conduct which in the good faith opinion of the EMPLOYER could impair his ability to perform his duties; and
(ii) in the good faith opinion of the President/CEO and Management, the EMPLOYEE fails to fully and faithfully perform his obligations under this Employment Agreement, and does not cure such failure within ten (10) working days after receipt of notice of any failure.
(b) The termination of EMPLOYEEIS services shall not constitute a termination of the restrictive obligations and duties under Paragraphs 10, 11, 12 and 13, except as otherwise provided in this Employment Agreement.
(c) In the event of the bankruptcy (Chapter 7), reorganization (Chapter 11) or other termination of the business of the EMPLOYER or of any subsidiary on which EMPLOYEEIS continued employment and compensation is dependent, the provisions of subparagraph 10(i) (B) and Paragraphs 12 and 13 shall continue in full force and effect only so long as full base compensation by EMPLOYER shall continue.
(d) In the event of EMPLOYER's termination of EMPLOYEE's employment for any reason other than for good cause as a result of , or in connection with, or as the outcome of , a change of control of EMPLOYER, the provisions of subparagraph 10(i)(B) and Paragraphs 12 and 13 shall not remain in effect following termination.
(e) In the event of a seizure of collateral security under the Pledge & Security Agreement by EMPLOYEE as the result of a default by EMPLOYER under the Master Agreement or otherwise, EMPLOYEE may terminate this Employment Agreement. In such event, the provisions of subparagraph 10(i)(B) and Paragraphs 12 and 13 shall not remain in effect, while the provisions of Paragraph 11 shall remain in effect, except that EMPLOYEE shall be entitled to use the proprietary information to the extent required to utilize and market the seized collateral security.

         17. RELATIONSHIP OF EMPLOYMENT AGREEMENT TO MASTER AGREEMENT. (a) A breach by EMPLOYER of this Employment

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Agreement shall not constitute a breach of the contemporaneously-executed Master
Agreement, and a breach by EMPLOYER of the Master Agreement shall not constitute a breach of this Employment Agreement.
(b) To EMPLOYER, the employment of EMPLOYEE is integral to the purchase of the assets under the Purchase Agreement. Accordingly, (i) until April 18, 1998, a voluntary termination (thereby excluding death and disability sufficient to permit termination) by EMPLOYEE of this Employment Agreement or (ii) until April 18, 1997, a termination of EMPLOYEE's employment for a reasonrelated directly to EMPLOYEE's ability to perform his required duties (thereby excluding conviction of a felony or commission of an act of moral turpitude or unethical conduct) shall be a breach of the Master Agreement. EMPLOYER's termination of EMPLOYEE's employment for any reason other than those set forth above shall not be a breach of the Master Agreement. Furthermore, a breach by EMPLOYEE of the terms of the Master Agreement, other than those relating to this employment, shall not be a breach of this Employment Agreement.

         18. ARBITRATION. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration in New York City, New York in accordance with the rules then pertaining of the American Arbitration Association, but with all rights of discovery provided by the New York Rules of Civil Procedure, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The losing party shall pay all costs and fees, including reimbursement of the attorney's fees of the winning party.

         19. WAIVER OF BREACH. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party. The failure of a party to exercise any rights or privileges under this Agreement shall not be deemed to be a waiver or extinguishment of such rights or privileges, all of which shall continue to be exercisable.

         20. BENEFIT. The rights and obligations of EMPLOYER under this Agreement shall inure to the benefit of, and shall be binding upon it, its successors and assigns. The protection of Paragraphs 10, 11 and 12 shall inure to the benefit of EMPLOYER and any successors and assigns. The rights and obligations of EMPLOYEE under this Agreement shall inure to the benefit of, and shall be binding upon, his heirs, administrators, executors, successors and assigns.

         21. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if sent by certified mail to his residence in the case of EMPLOYEE, or to its principal office in the case of EMPLOYER.

         22. LIFE INSURANCE. EMPLOYER and/or one or more of its subsidiaries may, in its discretion at any time after the

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

execution of this Agreement, apply for and procure, as owner and f or its own benef it, insurance on the life of EMPLOYEE, in such amounts and in such forms as EMPLOYER may choose. EMPLOYER shall not be required to give EMPLOYEE any interest whatsoever in any such policy or policies, (although nothing contained herein shall be deemed to prohibit any such arrangement) but EMPLOYEE shall, at the request of EMPLOYER, subject himself to such medical examination, supply such information, and execute such inf ormation releases and documents as may be required by the insurance company or companies to whom EMPLOYER has applied for such insurance.

         23. ENTIRE AGREEMENT. This instrument contains the entire agreement of the parties and may be modified only by agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         24. APPLICABLE LAW. This Agreement shall be governed for all purposes by the laws of the State of New York. If any provision of this Agreement is declared void, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

         25. U.S. CURRENCY. All currency amounts stated in this Agreement are in United States Dollars.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto set their hands and seals as of the day and year herein above written.

FIDELITY HOLDINGS, INC.

ATTEST:


By:________________________________
    Doron Cohen, President

By:________________________________
    Richard Fox, Secretary


WITNESS:

        ___________________________________

        ___________________________________ (L.S.)
                   Zvi Barak, L.S.